EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

QLogic Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-75814, 333-13137, 333-66407, 333-70112, 333-112572, 333-134877, 333-155220, 333-162951, 333-190832 and 333-201930) of QLogic Corporation of our reports dated May 26, 2015, with respect to the consolidated balance sheets of QLogic Corporation and subsidiaries as of March 29, 2015 and March 30, 2014, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended March 29, 2015, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 29, 2015, which reports appear in the March 29, 2015 annual report on Form 10-K of QLogic Corporation.

/s/ KPMG LLP

Irvine, California

May 26, 2015